Exhibit 99.1

600 Travis Street

Suite 5200

Houston, Texas 77002

Contact: Roland O. Burns

Chief Financial Officer

(972) 668-8811

Web Site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d’ARC ENERGY, INC. REPORTS

THIRD QUARTER 2005 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, November 7, 2005 – Bois d’Arc Energy, Inc. (“Bois d’Arc” or the “Company”) (NYSE: BDE) today reported financial and operating results for the three months and nine months ended September 30, 2005. The Company was formed on July 16, 2004 as a successor to a joint exploration venture between Comstock Resources, Inc. (“Comstock”) (NYSE: CRK) and Bois d’Arc Resources, Ltd. Financial results prior to July 16, 2004, represent the combined financial results of the exploration joint venture. On May 10, 2005, in connection with an initial public offering, Bois d’Arc converted from a nontaxable limited liability company to a taxable corporation and changed its name to Bois d’Arc Energy, Inc. Amounts reported for the nine months ended September 30, 2004 represent the combined results of Bois d’Arc Energy, LLC and the predecessors to Bois d’Arc.

Bois d’Arc reported net income for the three months ended September 30, 2005 of $13.3 million or $0.21 per share as compared to pro forma net income of $4.8 million for the same period in 2004. In the third quarter of 2005, Bois d’Arc’s oil and gas sales were $43.4 million as compared to $37.4 million for the three months ended September 30, 2004. Production in the third quarter of 2005 totaled 4.8 billion cubic feet equivalent of natural gas (“Bcfe”), which was 18% lower than production of 5.8 Bcfe for the third quarter of 2004. Prices realized by the Company during the third quarter averaged $8.70 per Mcf of natural gas and $59.96 per barrel of oil as compared to $5.96 per Mcf of natural gas and $42.54 per barrel of oil in 2004’s third quarter. Bois d’Arc generated $31.0 million of operating cash flow (before changes in working capital accounts) in the third quarter of 2005 as compared to $27.0 million in the third quarter of 2004. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses totaled $34.7 million in the third quarter of 2005 as compared to $28.2 million in the third quarter of 2004.

Bois d’Arc, along with the majority of operators in the Gulf of Mexico, was substantially impacted by Hurricanes Katrina and Rita and the other storm activity in the Gulf of Mexico. The effects of those storms continue but the Company is making progress in returning to pre-storm operations. Certain of Bois d’Arc’s production facilities were damaged during the hurricanes. The Company estimates that the cost of repairs that will not be covered by insurance will be approximately $2.0 million. Bois d’Arc had four drilling rigs under contract in the Gulf of Mexico during the third quarter. None were damaged by the storms; however, the rigs were idle for a combined 63 days because of the storm activity. Bois d’Arc had substantially all of its production shut in for 37 days as a result of the storms. In addition, certain third party pipelines and onshore processing facilities that transport and process Bois d’Arc’s production were out of service as a result of the hurricanes. As a result, approximately 2.1 Bcfe or 30% of production was deferred in the third quarter. Since Hurricane Rita, Bois d’Arc has restored approximately 57 million cubic feet equivalent of natural gas (“MMcfe”) per day of its net production, which represents approximately 72% of its pre-storm production. The Company expects additional production to resume over the next several months, depending on the restoration of third party pipelines and onshore processing facilities.

For the nine months ended September 30, 2005, Bois d’Arc reported a net loss of $62.1 million or $1.10 per share. Excluding the one time effect on deferred income taxes of its conversion from a limited liability company to a corporation of $108.2 million, net income for the nine months of 2005 was $46.1 million or $0.79 per diluted share. Oil and gas sales for the first nine months of 2005 were $135.6 million as compared to $107.7 million for the nine months ended September 30, 2004. Production in the first nine months of 2005 totaled 17.5 Bcfe, which was 3% higher than production of 17.0 Bcfe for the same period in 2004. Prices realized by the Company during the nine months ended September 30, 2005 averaged $7.36 per Mcf of natural gas and $51.54 per barrel of oil as compared to $6.24 per Mcf of natural gas and $38.59 per barrel of oil in the same period in 2004. Bois d’Arc’s operating cash flow (before changes in working capital accounts) for the nine months ended September 30, 2005 was $94.0 million as compared to $75.2 million in the same period in 2004. EBITDAX totaled $109.3 million for the first nine months of 2005 as compared to $81.9 million for the same period of 2004.

Despite the setback to production operations caused by the hurricanes in the third quarter, Bois d’Arc’s exploration program year to date has been very successful. Bois d’Arc has had 15 (12.4 net) successful wells out of a total of 18 (15.4 net) wells drilled to date with two dry holes and one well still being evaluated.

The discoveries at Ship Shoal block 111, which proved up the “Laker” prospect, the South Timbalier block 75 discovery, which tested the “Doc Holiday” prospect, and the Ship Shoal block 92 “Paddlefish” well were the larger reserve discoveries of the 15 successful wells that had been reported earlier by the Company. The most recent well that the Company has drilled is the SL 18601 #1 drilled at Vermillion block 12. This well was drilled to a depth of 14,079 feet and encountered only one of the six targeted reservoirs with seven net feet of pay sand. The Company plans to test this zone to determine if the well will be commercial.

Bois d’Arc has spent $134.2 million in the first nine months on its exploration and development activities and expects to spend an additional $46.0 million during the last quarter of 2005.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol “BDE”.

BOIS d’ARC ENERGY, INC.

OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005		2004

Oil and gas sales	$43,434	$37,358	$135,595		$107,699
Operating expenses:
Oil and gas operating	8,344	7,293	24,324		22,526
Exploration	2,826	6,660	10,516		9,336
Depreciation, depletion and amortization	9,295	12,217	33,901		35,048
General and administrative, net	1,882	795	6,269		2,245

Total operating expenses	22,347	26,965	75,010		69,155

Income from operations	21,087	10,393	60,585		38,544

Other income (expenses):
Interest income	78	22	173		97
Interest expense	(337)	(1,139)	(3,086)		(5,592)
Formation costs	—	(1,641)	—		(1,641)
Loss on disposal of assets	—	—	(89)		—

Total other expenses	(259)	(2,758)	(3,002)		(7,136)

Income before income taxes	20,828	7,635	57,583		31,408
Provision for income taxes	(7,559)	—	(119,693)		—

Net income (loss)	$13,269	$7,635	$(62,110)		$31,408

Net income (loss) per share:
Basic	$0.21		$(1.10)
Diluted	$0.21		$(1.10	)(1)

Weighted average common and common stock equivalent shares outstanding:
Basic	62,429		56,386
Diluted	64,213		56,386	(1)

Pro forma computation related to conversion to a corporation for income tax purposes:
Income before income taxes	$20,828	$7,635	$57,583		$31,408
Pro forma income tax provision	(7,559)	(2,854)	(20,875)		(11,175)
Pro forma net income	$13,269	$4,781	$36,708		$20,233

Pro forma net income per share:
Basic	$0.21		$0.65
Diluted	$0.21		$0.63

Weighted average common and common stock equivalent shares outstanding:
Basic	62,429		56,386
Diluted	64,213		58,103

(1) Diluted is the same as basic due to the loss

BOIS d’ARC ENERGY, INC.

OPERATING RESULTS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Cash flow from operations:
Net cash provided by operating activities	$38,922	$23,438	$106,744	$74,426
Increase (decrease) in accounts receivable	(13,532)	(4,503)	3,662	4,156
Increase in other current assets	3,946	—	6,137	199
Decrease (increase) in accounts payable and accrued expenses	1,641	8,092	(22,545)	(3,623)
Cash flow from operations	$30,977	$27,027	$93,998	$75,158

EBITDAX:
Net income (loss)	$13,269	$7,635	$(62,110)	$31,408
Interest expense	337	1,139	3,086	5,592
Loss on disposal of assets	—	—	89	—
Income tax expense	7,559	—	119,693	—
Depreciation, depletion and amortization	9,295	12,217	33,901	35,048
Stock-based compensation	1,420	515	4,165	515
Exploration expense	2,826	6,660	10,516	9,336
EBITDAX	$34,706	$28,166	$109,340	$81,899

	As of September 30,	As of December 31,
	2005	2004
Balance Sheet Data:
Current assets	$29,031	$18,590
Property and equipment, net	605,234	511,477
Other	884	516
Total assets	$635,149	$530,583

Current liabilities	$54,818	$34,779
Payable to Comstock Resources	—	148,066
Long-term debt	24,000	—
Deferred income taxes	117,892	—
Other	31,140	28,253
Stockholders' equity	407,299	319,485
Total liabilities and stockholders' equity	$635,149	$530,583

BOIS d’ARC ENERGY, INC.

CONSOLIDATED OPERATING RESULTS

(In thousands, except per unit amounts)

	Three Months Ended September 30,
	2005	2004

Oil production (thousand barrels)	245	440
Gas production (million cubic feet – Mmcf)	3,306	3,129
Total production (Mmcfe)	4,775	5,769

Oil sales	$14,683	$18,712
Gas sales	28,751	18,646
Total oil and gas sales	$43,434	$37,358

Average oil price (per barrel)	$59.96	$42.54
Average gas price (per thousand cubic feet – Mcf)	$8.70	$5.96
Average price (per Mcf equivalent)	$9.10	$6.48
Lifting cost	$8,334	$7,293
Lifting cost (per Mcf equivalent)	$1.75	$1.26

Acquisition, development and exploration expenditures	$56,190	$21,424

	Nine months Ended September 30,
	2005	2004

Oil production (thousand barrels)	956	1,272
Gas production (million cubic feet – Mmcf)	11,718	9,396
Total production (Mmcfe)	17,457	17,029

Oil sales	$49,294	$49,090
Gas sales	86,301	58,609
Total oil and gas sales	$135,595	$107,699

Average oil price (per barrel)	$51.54	$38.59
Average gas price (per thousand cubic feet – Mcf)	$7.36	$6.24
Average price (per Mcf equivalent)	$7.77	$6.32
Lifting cost	$24,324	$22,526
Lifting cost (per Mcf equivalent)	$1.39	$1.32

Acquisition, development and exploration expenditures	$134,239	$105,840